Exhibit 2.4

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SANTA CLARA

(UNLIMITED JURISDICTION)

SYNOPSYS, INC.,	Case No. 1-00-CV-787950

Plaintiff,	STIPULATION TO STAY ACTION AND TOLLING AGREEMENT
vs.

AN-CHANG DENG, SANG WANG, JEH-FU TUAN, WALTER CHAN, IOURI FEINBERG, ANDREI TCHERNIAEV, NASSDA CORPORATION, and DOES 1-10, inclusive,

Defendants.

WHEREAS, Plaintiff SYNOPSYS, INC. (“Synopsys”) has filed this action against Defendants AN-CHANG DENG, SANG WANG, JEH-FU TUAN, WALTER CHAN, IOURI FEINBERG, ANDREI TCHERNIAEV and NASSDA CORPORATION (the “Defendants”) (Synopsys and the Defendants being collectively referred to hereinafter as the “Parties”); and

WHEREAS, Synopsys and Nassda Corporation have entered into an Agreement of Merger dated as of November 30, 2004 (the “Merger Agreement”) which contemplates the settlement of this litigation, but the finality of the settlement will depend upon the satisfaction of certain conditions set forth in the Merger Agreement; and

WHEREAS, the Parties wish to avoid the burden and expense on the Parties and the Court associated with litigating the claims in this case during the time that the Merger Agreement remains in effect; and

WHEREAS, the Court previously entered an Order Vacating Trial Date and Temporarily Staying All Trial Proceedings Pending Final Determination of Pending Writ Proceedings (“the Stay Order”);

IT IS HEREBY STIPULATED AND AGREED, by and between Synopsys and the Defendants, and each of them, as follows:

1.             The Parties will jointly submit to the Court of Appeal a joint motion to stay all proceedings, including any additional briefing, in the pending writ proceedings, entitled Deng, et al. v. Super. Ct. (Synopsys), No. H027778, and Tuan v. Super. Ct. (Synopsys), No. H027774.

2.             The stay of all proceedings in this Court as described in the Stay Order shall remain in effect (with the exception of paragraph 8 of the Stay Order, which provides that the order is without prejudice of any party to seek a modification or termination of the stay period by noticed motion), during the entire period the Merger Agreement is in effect.

3.             The “stay period” described in the Stay Order shall continue, under the terms set forth in the Stay Order (with the exception of paragraph 8), during the entire period the Merger Agreement is in effect.

4.             As long as the Merger Agreement is in effect, the Parties will not seek a modification or termination of the stay of proceedings in this Court by noticed motion or otherwise.  This paragraph supersedes and extinguishes paragraph 8 of the Stay Order.

5.             This Stipulation and the agreements contained herein, and the Stay Order and the agreements contained therein, shall not be admissible for any purpose during trial.

DATED: November 30, 2004	DECHERT LLP

	By	/s/ Chris Scott Graham
Chris Scott Graham
Michael N. Edelman
Shanée Y. Williams
Attorneys for Plaintiff
SYNOPSYS, INC.

DATED: November 30, 2004	WEIL, GOTSHAL & MANGES, LLP

	By	/s/ Steven Carlson
Matthew D. Powers
Christopher J. Cox
Steven Carlson
Attorneys for Defendant
NASSDA CORPORATION

DATED: November 30, 2004	MORGAN, FRANICH, FREDKIN & MARSH

	By	/s/ Mark B. Fredkin
Mark B. Fredkin
Attorneys for Defendant
AN-CHANG DENG

DATED: November 30, 2004	LAW OFFICES OF PHILIP R. MCCOWAN

	By	/s/ Philip R. McCowan
Philip R. McCowan
Attorneys for Defendant
WALTER CHAN

DATED: November 30, 2004	ROBINSON & WOOD, INC.

	By	/s/ Archie S. Robinson
Archie S. Robinson
Attorneys for Defendant
SANG WANG

DATED: November 30, 2004	SIDEMAN & BANCROFT, LLP

	By	/s/ Robert R. Cross
Robert R. Cross
Attorneys for Defendants
IOURI FEINBERG and ANDREI TCHERNIAEV

DATED: November 30, 2004	NOLAN, ARMSTRONG & BARTON LLP

	By	/s/ Thomas J. Nolan
Thomas J. Nolan
Attorneys for Defendants
IOURI FEINBERG and ANDREI TCHERNIAEV

DATED: November 30, 2004	THOITS, LOVE, HERSHBERGER & MCLEAN

	By	/s/ William J. McLean
William J. McLean
Attorneys for Defendant
JEH-FU TUAN